Upland Software Names Rod Favaron President and Chief Commercial Officer
Industry veteran with proven track record joins to scale go-to-market across sales, marketing, and customer success

AUSTIN – February 4, 2020 /Business Wire/ – Upland Software, Inc. (Nasdaq: UPLD), a leader in cloud-based enterprise work management software, today announced that Rod Favaron has been appointed President and Chief Commercial Officer and will join the company effective March 1, 2020. In this role, Favaron will lead Upland’s go-to-market functional areas including sales, marketing, and customer success. Favaron will report to Upland Chairman and CEO Jack McDonald and will work alongside Upland President and Chief Operating Officer Tim Mattox.
“Rod has an outstanding track record of building great software companies. For the last six years, he has been a valuable part of our board of directors and understands our business intimately,” said Upland Chairman and CEO Jack McDonald. “Rod is the perfect person to lead the next evolution for this business – to scale our go-to-market teams. Attracting a leader of Rod’s caliber is a great validation of the scale and promise of our business.”
“I am excited to join Upland. As a board member, I have been impressed with how Jack and the team have built this company into a major force in enterprise cloud software with a disciplined, thematic approach to acquisition,” said Favaron. “We have a great foundation on which to drive new innovation and productivity in our go-to-market teams. Upland’s cloud technology, domain expertise, commitment to customer success, and smart acquisition strategy form the perfect offering for today’s enterprises – those who seek best of breed technology and innovation from a partner who is built to last.”
Favaron most recently served as Chairman and CEO of Spredfast from 2011-2018. Under his leadership, Spredfast grew from a pre-revenue start-up to a global leader in social media software and was acquired by Vista Equity Partners in 2018. Prior to Spredfast, Favaron was CEO of Lombardi Software where he led the business from an early start-up into a global leader in Business Process Management software and through a successful acquisition by IBM in 2010. Favaron currently serves on the board of directors for Vyopta, Bypass Mobile, and TalentGuard. He also serves on the University of Texas, Presidents Austin Innovation Board and is a mentor to many technology entrepreneurs.
As part of this announcement, Favaron will be leaving the Upland Board of Directors on March 1, 2020.

About Upland Software
Upland Software (Nasdaq: UPLD) is a leader in enterprise work management software. Upland’s four enterprise clouds enable thousands of organizations to engage with customers across their experience journey, optimize sales teams, manage projects and IT costs, and automate critical document workflows. All of Upland’s clouds are backed by a 100% customer success commitment and the UplandOne platform, which puts customers at the center of everything we do. To learn more, visit www.uplandsoftware.com.
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Media Contact:
Christina Turner
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